THE                                                                        NEWS
ESTEE                                                                   Contact:
LAUDER                                                       Investor Relations:
COMPANIES INC.                                                   Dennis D'Andrea
                                                                  (212) 572-4384

767 Fifth Avenue                                                Media Relations:
New York, NY  10153                                                 Sally Susman
                                                                  (212) 572-4430

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:

         ESTEE LAUDER COMPANIES DELIVER 18% EARNINGS PER SHARE INCREASE

               ON 9% SALES GROWTH IN FIRST QUARTER OF FISCAL 2004


New York, NY, October 28, 2003 - The Este Lauder Companies Inc. (NYSE:EL) today reported net sales for its first fiscal quarter ended September 30, 2003 of $1.35 billion, a 9% increase over the $1.24 billion reported in the prior year. Excluding the impact of foreign currency translation, net sales rose 6%.

The Company reported net earnings attributable to common stock of $77.0 million for the quarter, up 14% from $67.5 million in the same period last year. Diluted earnings per common share for the quarter rose 18% to $.33 from $.28 reported in the prior-year quarter.

Fred H. Langhammer, President and Chief Executive Officer, said, "Our fiscal 2004 is out of the starting gate in terrific form, with robust sales growth and quality earnings. This performance is highlighted by sales growth in every product category and most geographic regions. Overall growth was achieved despite an unexpectedly difficult retail environment in Europe during July and August. In the quarter, we aggressively launched new products around the globe and supported them through our detailed marketing programs. These fundamentals drove this quarter's successful sales and profits and will continue to produce benefits throughout this fiscal year."

"We remain encouraged about the opportunities before us for fiscal 2004 and beyond. We will continue to focus on excellent execution of our marketing plans to support existing and new products. In addition, the investment in our new BeautyBank division is bearing fruit with our exciting new alliance with Kohl's announced today. We look forward to building a long-term relationship and successful business with Kohl's."

Results by Product Category
---------------------------

Net sales of skin care products for the quarter increased 10% to $462.9 million on a reported basis and rose 7% before foreign currency translation. The higher sales reflect the recent launches from Estee Lauder of Perfectionist Correcting Serum for Lines/Wrinkles, Idealist Micro-D Deep Thermal Refinisher as well as strong sales of Re-Nutriv Intensive Lifting products. Clinique had strong sales from its Repairwear line of products as well as their 3-Step Skin Care System, and A Perfect World white tea skin care products from Origins and the inclusion of a full quarter of Darphin sales, which are primarily skin care, also contributed to this category's sales growth.

Makeup sales for the quarter rose 6% to $494.1 million in dollars and increased 4% in local currencies. In addition to solid growth from two of the Company's makeup artist brands, M.A.C and Bobbi Brown, the higher sales reflect the introductions of Clarifying Powder Makeup, High Impact Mascara and Glosswear for Lips Cream Shines from Clinique, as well as Ideal Matte Refinishing Makeup SPF 8 and new and existing products in the Pure Color line by Estee Lauder.

Fragrance sales on a reported basis increased 12% to $331.1 million compared to the prior year and rose 9% in constant currency. Fragrance sales benefited from the current quarter launch of Estee Lauder Beyond Paradise and Clinique Simply as well as initial shipments of Aramis Life. The increase also reflects the addition of Michael Kors fragrances under the recent license agreement and, to a lesser extent, improved results in the Company's travel retail business during the quarter. These increases were partially offset by lower sales of Estee Lauder pleasures, Beautiful and Intuition from Estee Lauder, Clinique Happy and certain Tommy Hilfiger fragrances.

Sales of hair care products for the quarter rose 9% to $54.8 million. The increase is primarily attributable to growth at Aveda, reflecting strong sales from recent new product launches such as Light Elements Detailing Mist and existing products like Be Curly and Hang Straight. Bumble and bumble's sales increased due to the success of existing products and new salon openings.

Operating income increased across most product categories, reflecting higher sales. Operating income decreased in skin care due to a soft retail environment in continental Europe and continued Asia investment spending where the majority of sales are skin care products.

Results by Geographic Region
----------------------------

In the Americas region, net sales for the quarter increased 9% to $856.6 million. The increase is primarily due to the success of new and certain existing products and growth from virtually all developing brands. A more robust retail environment in the United States helped drive the overall sales growth. Operating income in the Americas rose substantially due to improved sales, the timing of certain promotional events and supply chain initiatives. The current quarter operating results reflect a return to earlier years' first quarter profitability levels, which were not as severely impacted by a challenging retail environment.

In Europe, the Middle East & Africa, net sales increased 8% from the prior-year period to $327.8 million, and in local currency were unchanged as compared to last year. In constant currency, strong sales were seen in the United Kingdom and Russia. The region also benefited from the addition of Darphin, which makes the majority of its sales in Europe, and improved results in the Company's travel retail business.

Offsetting these positive results were declines in major markets such as Italy, Germany and France, which suffered from weak retail environments primarily in July and August during a period of unprecedented heat. Sales were also adversely affected by lower orders due to a change in the fiscal year of one key customer and renegotiations of certain trading terms with another. Operating profitability decreased primarily due to the sales declines in continental Europe coupled with higher advertising and marketing costs.

Asia/Pacific net sales of $167.3 million grew 11% over the prior-year quarter. On a local currency basis, Asia/Pacific net sales rose 8%. In local currency most markets experienced sales growth, led by double-digit increases in Korea, China and Australia. Sales in Japan were flat for the quarter. Operating profit in the region decreased, reflecting costs related to the launch of Aveda in Japan as well as our continued investments to support new brand expansion and business opportunities in developing markets such as China.

Estimate of Fiscal 2004 First Half and Full Year
------------------------------------------------

Net sales or the Company's fiscal 2004 first half are expected to grow between 8% and 10% in dollars, and between 6% and 7% on a constant currency basis versus the same period last year. Geographic region net sales growth in constant currency is expected to be led by Europe, the Middle East & Africa and the Americas, followed by Asia/Pacific. On a product category basis, in constant currency, hair care and skin care are expected to be the leading growth categories, followed by fragrance and makeup. The Company expects to achieve diluted earnings per share of between $.78 and $.81 for the first half.

For the fiscal 2004 full-year results, the Company expects to grow sales between 7% and 9%, which translates into a 6% to 7% increase on a constant currency basis versus the prior fiscal year. At the same time the Company reconfirms its previously announced expectations to achieve diluted earnings per share of between $1.45 and $1.50 for the fiscal 2004 year. Geographic region net sales growth in constant currency is expected to be led by Europe, the Middle East & Africa, followed by Asia/Pacific and the Americas. On a product category basis, in constant currency, hair care and fragrance are expected to be the leading sales growth categories, followed by makeup and skin care.

Forward-looking Statements
--------------------------

The forward-looking statements in this press release, including those containing words like "will," "believe," "expect," "anticipate," and "estimate," those in Mr. Langhammer's remarks and those in the "Estimate of Fiscal 2004 First Half and Full Year" section involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the following:
     (1) increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
     (2) the Company's ability to develop, produce and market new products on which future operating results may depend;
     (3) consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company's products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company's competitors and ownership of competitors by the Company's customers that are retailers;
     (4) shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

     (5) social, political and economic risks to the Company's foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
     (6) changes in the laws, regulations and policies that affect, or will affect, the Company's business, including changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings;
     (7) foreign currency fluctuations affecting the Company's results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company's operating and manufacturing costs outside of the United States;
     (8) changes in global or local economic conditions that could affect consumer purchasing, the willingness of consumers to travel, the financial strength of the Company's customers, the cost and availability of capital, which the Company may need for new equipment, facilities or acquisitions, and the assumptions underlying the Company's critical accounting estimates;
     (9) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities which, due to consolidations in the Company's manufacturing operations, now manufacture nearly all of the Company's supply of a particular type of product (i.e. focus factories);
     (10) real estate rates and availability, which may affect the Company's ability to increase the number of retail locations at which the Company's products are sold and the costs associated with our other facilities;
     (11) changes in product mix to products which are less profitable;
     (12) the Company's ability to acquire or develop e-commerce capabilities, and other new information and distribution technologies, on a timely basis and within the Company's cost estimates;
     (13) the Company's ability to capitalize on opportunities for improved efficiency, such as globalization, and to integrate acquired businesses and realize value therefrom; and
     (14) consequences attributable to the events that are currently taking place in the Middle East, including further attacks, retaliation and the threat of further attacks or retaliation.


The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 130 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown, Tommy Hilfiger, La Mer, jane, Donna Karan, Aveda, Stila, Jo Malone, Bumble and bumble, kate spade beauty, Darphin, Michael Kors and Rodan & Fields.

An electronic version of this release can be found at the Company's Website, www.elcompanies.com.
--------------------

                                - Tables Follow -

                         THE ESTEE LAUDER COMPANIES INC.

                         SUMMARY OF CONSOLIDATED RESULTS
                  (Dollars in millions, except per share data)

                                                                Three Months Ended
                                                                  September 30      Percent
                                                                  ------------
                                                                2003       2002      Change
                                                                ----       ----      ------

Net Sales.................................................     $1,351.7   $1,242.5    8.8%

Cost of sales.............................................        366.3      357.1
                                                               --------   --------
Gross Profit..............................................        985.4      885.4   11.3%
                                                               --------   --------
       Gross Margin.......................................         72.9%      71.3%

Operating expenses:
   Selling, general and administrative....................        852.7      766.4
   Related party royalties................................          4.3        4.6
                                                               --------   --------
                                                                  857.0      771.0   11.2%
                                                               --------   --------
       Operating Expense Margin...........................         63.4%      62.1%

Operating Income..........................................        128.4      114.4   12.2%
       Operating Income Margin............................          9.5%       9.2%

Interest expense, net.....................................          7.7        2.9
                                                               --------   --------

Earnings before Income Taxes and Minority Interest........        120.7      111.5    8.3%

Provision for income taxes................................         43.5       37.4
Minority interest, net of tax.............................         (0.2)      (0.7)
                                                               --------   --------

Net Earnings..............................................         77.0       73.4    5.0%

Preferred stock dividends.................................          -          5.9
                                                               --------   --------

Net Earnings Attributable to Common Stock.................     $   77.0   $   67.5   14.1%
                                                               ========   ========

Net earnings per common share:
   Basic..................................................     $    .34    $   .29   17.7%
   Diluted................................................          .33        .28   17.5%

Weighted average common shares outstanding:
   Basic..................................................        228.1      235.2
   Diluted................................................        230.6      237.4

Beginning in fiscal 2004, the Company adopted Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This new rule requires that, among other things, mandatorily redeemable instruments be classified as a liability. Based on the provisions of this statement, the Company has classified its $6.50 Cumulative Redeemable Preferred Stock as a liability (i.e., as long-term debt) and characterized the related dividends as interest expense. Such dividends are not deductible for income tax purposes and, as a result, adoption of the new standard increases the Company's effective tax rate. This statement has no effect on the Company's net earnings attributable to common stock, earnings per common share or financial condition. Because the preferred stock dividends are included in net earnings, they are not shown as dividends paid in the statement of cash flows.

                         THE ESTEE LAUDER COMPANIES INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (In millions)

                                                                       September 30         June 30      September 30
                                                                           2003               2003            2002
                                                                           ----               ----            ----
                                          ASSETS

Current Assets
Cash and cash equivalents..............................................   $   482.7         $  364.1        $   357.2
Accounts receivable, net...............................................       841.0            634.2            778.7
Inventory and promotional merchandise, net.............................       627.9            599.0            580.6
Prepaid expenses and other current assets..............................       238.5            247.6            214.4
                                                                           --------         --------         --------
     Total Current Assets..............................................     2,190.1          1,844.9          1,930.9
                                                                           --------         --------         --------

Property, Plant and Equipment, net.....................................       604.4            607.7            579.7
Other Assets  .........................................................       905.7            897.3            899.3
                                                                           --------         --------         --------
     Total Assets......................................................   $ 3,700.2        $ 3,349.9        $ 3,409.9
                                                                           ========         ========         ========

                                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term debt........................................................   $     8.6        $     7.8        $     6.5
Accounts payable.......................................................       242.9            229.9            237.6
Other current liabilities..............................................       895.3            815.9            773.4
                                                                           --------         --------         --------
     Total Current Liabilities.........................................     1,146.8          1,053.6          1,017.5
                                                                           --------         --------         --------

Noncurrent Liabilities
Long-term debt.........................................................       833.5            283.6            403.6
Other noncurrent liabilities...........................................       216.3            229.1            243.3
$6.50 Cumulative Redeemable Preferred Stock, at redemption value.......         -              360.0            360.0
Total Stockholders' Equity.............................................     1,503.6          1,423.6          1,385.5
                                                                           --------         --------         --------
     Total Liabilities and Stockholders' Equity........................   $ 3,700.2        $ 3,349.9        $ 3,409.9
                                                                           ========         ========         ========


                                                        SELECTED CASH FLOW DATA
                                                             (In millions)

                                                                                               Three Months Ended
                                                                                                   September 30
                                                                                                   ------------
                                                                                                 2003        2002
                                                                                                 ----        ----

Cash Flows from Operating Activities
   Net earnings.........................................................................         $ 77.0      $  73.4
   Depreciation and amortization........................................................           45.1         41.7
   Deferred income taxes................................................................            -            7.5
   Other items..........................................................................            1.1         (0.7)
   Changes in operating assets and liabilities:
       Increase in accounts receivable, net.............................................         (214.2)      (157.4)
       Increase in inventory and promotional merchandise, net...........................          (34.5)       (38.3)
       Increase in accounts payable and other accrued liabilities.......................           89.2         79.1
       Other operating assets and liabilities, net......................................          (10.6)        (2.2)
                                                                                                 -------     -------
         Net cash flows provided by (used for) operating activities.....................         $(46.9)     $   3.1
                                                                                                 =======     =======

   Capital expenditures.................................................................           42.2         36.2
   Payments to acquire treasury stock...................................................           12.3        138.1
   Dividends paid.......................................................................            -           17.7

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